EXHIBIT 10.1

Esterline Technologies Corporation

ANNUAL INCENTIVE COMPENSATION PLAN

Fiscal Year 2014

A.	Purpose. Esterline has designed this Plan to reward key employees for achieving strong business performance that creates more value for Esterline shareholders. The Plan encourages participants to make business decisions that:

1.	Produce profit growth over the prior year; and

2.	Earn good returns on Company investment.

B.	Participation and Awards

1.	Employees become Plan participants after selection by their president or general manager, approval by Esterline officers, and issuance of an appointment letter.

2.	Esterline will establish an incentive compensation target award the participant will earn if the Company achieves the Plan’s performance goals. The target award will be expressed as a percentage of the participant’s annual base salary rate in effect on the last day of the fiscal year.

3.	Participants’ actual awards will vary depending on Company performance, and will be calculated as a percentage of their target award.

C.	Performance Goals

1.	The Plan’s two performance goals are growth in operating earnings (EBIT)[1] over the prior fiscal year, and return on operating investment (“ROI”)[2]. The goals for this Plan are stated on the participant’s appointment letter, titled “Incentive Plan Performance Goals” (“Plan Goals”). The goals are weighted based on Esterline priorities for your company’s performance this year.

2.	Participants will receive 100% of their target award if the Company achieves its Plan Goals. Participants will receive no award if Company performance falls short or equals the thresholds. They will receive less than their target award for results that exceed the thresholds, but fall short of Plan Goals. If Company performance exceeds Plan Goals, participants will receive more than their target award, up to a maximum of 200%. Performance above those maximums will earn no additional IC.

D.	Payment Calculations and Eligibility

1.	For purposes of calculating both ROI and earnings growth achievement, the Company will round actual results upward to the next half percentage point. For example, an actual ROI achievement of 21.1% would be rounded to 21.5%.

1 “Earnings” is defined as total fiscal year operating earnings after all incentive plan accruals, but before interest, federal taxes and corporate charge.

2 “Investment” means the average monthly book investment, plus capitalized leases, less “corporate” goodwill attributable yo acquisition decisions made by Esterline.

Esterline Annual IC Plan FY14

2.	At fiscal year-end, the Company will calculate Plan results for approval by Esterline. Such approval is contingent in part on Esterline Board of Directors Audit Committee acceptance of the corporation’s year-end financial statements. The Company will make Plan payments by January 10 of the following fiscal year, subject to these conditions.

3.	Participants must be employed by an Esterline company through the day on which Plan payments are made to be eligible for payment under this Plan. Terms for new participants who enter the Plan during the year will normally be specified in a written job offer or compensation agreement approved by Esterline. If not otherwise specified, payments will be pro-rated based on the number of full calendar months a participant has been employed by the Company in the fiscal year.

4.	If a participant’s employment or his/her participation in the Plan ends for any reason prior to the date on which Plan payments are made, the participant shall not be entitled to receive any IC payment. Provided, however, in the instance of:

a.	a participant’s bona fide retirement, disability, or death, a pro rata amount based on full calendar months of employment will be paid to the participant or to his/her estate; and,

b.	In its discretion, Esterline may make other exceptions to this rule in individual cases, if such exceptions are in writing and approved by the Company’s Group Vice President, the VPHR, and the CEO.

General Terms

1.	The figures used in IC calculations will come from the Company’s usual financial statements, prepared according to Esterline’s Accounting Policies and to generally accepted accounting principles. Further information regarding Plan calculations is available from the Company’s finance director and from Esterline.

2.	This document, together with the following information, comprises the entire Plan: (a) Participant’s target award appointment letter; and (b) Plan Goals and any adjustments shown on Attachment A to the appointment letter.

3.	Esterline may modify or terminate this Plan at any time with advance, written notice to affected participants.

4.	This Plan does not affect participants’ terms of employment, except as specifically provided here. This Plan does not guarantee continued employment. Participants remain subject to the Company’s usual policies and practices.

Established and approved:

/s/ Curtis C. Reusser
President & CEO
Esterline Technologies Corporation

December 5, 2013